Exhibit 10.33

Sublease dated December 28, 2006 between NMS Communications Corporation and Genzyme Corporation

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is made as of December 28, 2006 by and between NMS Communications Corporation (f/k/a NATURAL MICROSYSTEMS CORPORATION), a Delaware corporation (“Sublandlord”) and Genzyme Corporation, a Massachusetts corporation, (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sublandlord is the Tenant named in that certain Lease dated as of April 1, 2000 by and between NDNE 9/90 200 Crossing Boulevard LLC (“Landlord”) and Sublandlord (the “Lease”), demising approximately 45,470 square feet of space comprising the first and second floors of the building (the “Building”) located at 200 Crossing Boulevard, Framingham, Massachusetts; and

WHEREAS, Sublandlord has agreed with Subtenant to enter into a sublease of approximately 28,680 total square feet, which includes approximately 23,177 square feet of space on the second floor and approximately 5,503 square feet of space on the first floor of the Building, as shown on the plans attached hereto as Exhibit A and made a part hereof (the “Subleased Premises”) on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Terms.  Initial capitalized terms used herein but not otherwise defined shall have the meanings respectively ascribed to such terms in the Lease.

2.             Subleased Premises.  Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Subleased Premises for the permitted uses set forth in Section 9 of the Lease.  The Subleased Premises are shown on Exhibit A attached hereto and incorporated herein by this reference.

3.             Term.  The term (the “Term”) of this Sublease shall commence on the Commencement Date (defined below) and shall expire on May 30, 2012, provided, however, that this Sublease may be sooner terminated as provided in the Lease, or the one-time right to terminate this Sublease effective as of January 15, 2010 provided that the Subtenant provides to the Sublandlord on or before April 15, 2009 written notice thereof and Subtenant pays to Sublandlord in full along with such notice the Sublease buy-out amount equal to all unamortized transaction costs, which shall consist solely of Sublandlord’s brokerage and legal fees amortized on a straight-line basis over the Term of this Sublease, as well as three (3) months rent.  The Subtenant hereby agrees that the buy-out amount is a reasonable liquidated damage, and is not to be construed as any type of penalty.

4.             Definitions.  Notwithstanding any provisions of the Lease to the contrary, the following terms used herein shall have the following meanings:

“Commencement Date” shall mean February 1, 2007 or the date of the signature of a sublease document that is fully consented to and approved by Landlord.

“Rent Commencement Date” shall mean the later of: (i) February 1, 2007, and (ii) the date on which Landlord consents to this Sublease and each of Sublandlord and Subtenant receive a copy of such consent.

“Annual Fixed Rental Rate” shall mean:

(i)                                     $516,240.00 per year from February 1, 2007 through January 31, 2008;

(ii)                                  $516,240.00 per year from February 1, 2008 through January 31, 2009;

(iii)                               $544,920.00 per year from February 1, 2009 through January 31, 2010;

(iv)                              $573,600.00 per year from February 1, 2010 through January 31, 2011;

(v)                                 $573,600.00 per year from February 1, 2011 through January 31, 2012;

(vi)                              $573,600.00 per year from February 1, 2012 through May 30, 2012.

“Security Deposit” None

“Subtenant’s Share” shall mean sixty three and seven hundredths percent (63.07%).

“Annual Base Operating Cost” shall be the Operating Costs for the Calendar Year ending December 31, 2007.

“Annual Base Real Estate Taxes” shall be the Real Estate Taxes for the Fiscal Tax Year ending June 30, 2007.

5.             Rent.

(a)  Subtenant covenants and agrees to pay rent to Sublandlord commencing on the Rent Commencement Date, at Sublandlord’s address shown herein or at such place as Sublandlord shall from time to time designate in writing and otherwise in accordance with the provisions of the Lease, at the Annual Fixed Rental Rate in equal installments of 1/12th the Annual Fixed Rental Rate in advance on the first day of each calendar month included in the Term, and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.

(b)  Late payments of any payment of rent, including monthly rent or any portion thereof, which is not received within five business (5) days after the first day of the calendar month, will be subject to a late charge equal to five percent (5%) of the unpaid payment, or $100.00, whichever is greater; provided, however, Subtenant shall not be obligated for a late payment charge on the first (1st) late payment by Subtenant in any twelve (12) month period until Sublandlord has given Subtenant written notice of the delinquency and Subtenant has failed to pay the delinquent amount within ten (10) Business Days following receipt of such written notice.  This amount is in compensation of the Sublandlord’s additional cost of processing late payments.  In addition, any rent which is not paid within thirty (30) days after the first day of the calendar month, including monthly rent, will accrue interest at a late rate charge of eighteen percent (18%) per annum or the maximum rate allowed by applicable law, from the date on which it was due until the date on which it is paid in full with accrued interest.  If Subtenant is in default of the Sublease for failure to pay rent, in addition to the late charges and interest set forth above, Subtenant shall be charged for all Sublandlord’s reasonable attorney fees in connection with the collection of all sums due to Sublandlord.  The foregoing shall not limit, affect or constitute a waiver in any way of the rights of the Sublandlord.

(c)  Subtenant covenants and agrees to pay to Sublandlord as Additional Rent, within thirty (30) days of written demand therefor by Sublandlord, which shall include a reasonably detailed account and calculation thereof, Subtenant’s Share of “Tenant’s Proportionate Share” (as defined in the Lease) of the Operating Cost Escalation; provided, however, the Annual Base Operating Costs shall be the Operating Costs for the Calendar Year ending December 31, 2007.

(d)   Subtenant covenants and agrees to pay to Sublandlord as Additional Rent, within thirty (30) days of written demand therefor by Sublandlord, which shall include a reasonably detailed account and calculation thereof, Subtenant’s Share of “Tenant’s Proportionate Share” of the Real Estate Tax Escalation; provided, however, the Annual Base Real Estate Taxes shall be the Real Estate Taxes for the Fiscal Tax Year ending June 30, 2007.

(e)  Subtenant shall pay to Sublandlord monthly in advance a flat fee of $3,585.00 per month (calculated by the formula for 28,680 square feet times $1.50 per rentable square foot) to cover electricity usage for overhead lighting and convenience outlets, provided Sublandlord reserves the right to have Subtenant pay to Sublandlord any amounts in addition actually incurred by Subtenant.

(f)  Subtenant covenants and agrees to pay monthly to Landlord all charges due under the Lease for (i) any after-hours heating, air conditioning or ventilation services supplied to Subtenant in connection with the Subleased Premises (excluding to the extent not used and requested by Subtenant) and (ii) all other services supplied to Subtenant and/or the Subleased Premises beyond the services required to be supplied to the Subleased Premises for Sublandlord by Landlord at no additional charge to Sublandlord.  Landlord shall bill Subtenant directly for all such charges referred to in the preceding sentence.

6.             Additional Rent.  It is understood and agreed that Subtenant is not subject to additional charges, fees or rent beyond those specifically detailed in Section 5 (i.e., Annual Fixed Rental Rate, Subtenant’s Share of the Operating Cost Escalation, Subtenant’s Share of the Real Estate Tax Escalation, tenant electricity charges, and the charges for additional services described in Section 5(f) above).

7.             Additional Subtenant Covenants.  Subtenant hereby covenants:

                (a)  To comply with the terms and provisions of the Lease applicable to the Subleased Premises except as specifically modified by provisions of this Sublease, and to do nothing which will subject the Lease to termination by Landlord under the provisions of the Lease.

(b)  To maintain the Subleased Premises and the Furniture and Equipment (as specified on Exhibit C attached hereto and made a part hereof), which Sublandlord shall provide with the Subleased Premises, in the same condition as they are at the commencement of the Term, reasonable wear and tear, damage by fire and other casualty excepted.  In the event that Subtenant defaults in its obligations under this Subparagraph (b), Sublandlord may cure such default, in which event Subtenant shall reimburse Sublandlord within thirty (30) days of Sublandlord’s written demand therefore, which shall include a reasonably detailed evidence of such default, for any costs incurred by Sublandlord to cure such default.

(c)  In the event that this Sublease shall terminate for any reason prior to the expiration of the Term, to remove promptly all of Subtenant’s goods and effects from the Subleased Premises upon the termination of this Sublease and to deliver to Sublandlord the Subleased Premises in the same condition as they were at the commencement of the Term of this Sublease, or as they were put during the Term, reasonable wear and tear, damage by fire and other casualty excepted.  In the event of Subtenant’s failure to remove any of Subtenant’s property from the Subleased Premises, Sublandlord is hereby authorized, without liability to Subtenant for loss or damage thereto, and at the sole risk of Subtenant to remove and store any of such property at Subtenant’s expense or to retain the same under Sublandlord’s control or to sell by public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sums due hereunder, or to destroy such property.  None of Subtenant’s obligations contained herein shall be deemed to obligate Subtenant for fulfilling Sublandlord’s obligations under Section 9.9 of the Lease.

(d)  In addition to the indemnification obligations set forth in Section 9.5 of the Lease, to indemnify, defend and hold Sublandlord harmless from and against any claim to the extent arising out of or in connection with Subtenant’s use of the Subleased Premises, or any furniture or equipment provided therewith, or the conduct of its business or from any activity, work or thing done, permitted or suffered by Subtenant on or about the Subleased Premises, arising from any breach of Subtenant’s obligations hereunder, and from any claim for injury or damage to any person or property while on or about the Subleased Premises; except to the extent resulting from or caused by the negligence or misconduct of Sublandlord or Sublandlord’s employees, contractors, agents or invitees.

(e) To use the Subleased Premises only for the permitted uses set forth in Section 9.1 of the Lease.

8.             Sublandlord Covenants.  Sublandlord hereby covenants as follows:

(a)   Sublandlord shall indemnify, defend and hold Subtenant harmless (i) from and against any and all claims to the extent arising out of or in connection with Sublandlord’s use of the Subleased Premises or the Premises, or the conduct of its business or from any activity, work or thing done, permitted or suffered by Sublandlord on or about the Subleased Premises or the Premises, or arising out of the failure of the Sublandlord, its agents, contractors or employees to perform any covenant, term or conditions of this Sublease or the Lease to be performed by Sublandlord hereunder or thereunder, provided that this indemnification shall not apply to any such claims that are due to or arise out of the negligence or misconduct of Subtenant, its agents, contractors, employees or invitees and (ii) for all claims, damages and causes of action for which Landlord indemnifies Sublandlord as tenant under the Lease.

(b)   Sublandlord shall within a reasonably prompt time period give Subtenant a copy of any notice of default or termination notice relating to the Subleased Premises given by Sublandlord or Landlord to the other.  In addition, Sublandlord covenants and agrees that it has provided Subtenant with all prior notices and rules and regulations received by Sublandlord with respect to the Subleased Premises that affect Subtenant’s operations under this Sublease.

(c)   Throughout the term of this Sublease, Sublandlord shall fulfill its obligations to make  payment of all rent and other charges due to Landlord under the Lease, and agrees not to do or suffer or permit anything to be done to the extent that it would result in a default under or cause the Sublease or the Lease to be terminated or forfeited.  Sublandlord shall not voluntarily terminate the Lease or do or fail to do anything to the extent that it would result in the termination of the Lease or the Sublease or which will increase Subtenant’s obligations to Sublandlord or Landlord.  Sublandlord shall not amend the Lease, to the extent that it would adversely change Subtenant’s tenancy under the Sublease or Subtenant’s use of the Subleased Premises, without the prior written approval of Subtenant, which Subtenant shall not unreasonably withhold, condition or delay.  Sublandlord shall indemnify and hold Subtenant harmless from and against any and all claims, liabilities, losses, damage, demands, expenses for breach or default on the part of the Sublandlord hereunder which causes the Sublease or Lease to be terminated or forfeited.

(d)  Sublandlord represents and warrants that it has full power and authority to enter into this Sublease, subject to the consent of the Landlord.  Sublandlord covenants that Subtenant shall and may peacefully and quietly have, hold and enjoy the Subleased Premises for the Term, free from any interference or hindrance by Sublandlord, or by any person claiming by, through, or under Sublandlord, but subject to the exceptions, reservations and conditions hereof.

9.             Condition and Alterations of the Subleased Premises.  By its execution hereto, Subtenant acknowledges that:

(a)  Subtenant has inspected the Subleased Premises, and the furniture and other equipment listed in Exhibit C attached hereto, and accepts the same “AS IS”.  Subtenant hereby acknowledges that any furniture and any other equipment are being provided to Subtenant at no cost under this Sublease, and that, as such, Sublandlord makes no representations or warranties regarding any furniture or equipment as part of this Sublease, and that any failure regarding any of the foregoing shall not entitle Subtenant to any rent reduction, abatement, self-help or right to offset or terminate the Sublease.  Sublandlord shall have no obligation or duty to Subtenant regarding the preparation of the Subleased Premises for occupancy of Subtenant except that Sublandlord shall deliver the Subleased Premises to Subtenant in broom clean condition.  To the best of Sublandlord’s knowledge and belief as of the date of this Sublease (i) the Subleased Premises, the electrical, mechanical, plumbing, heating, ventilating, air-conditioning and sewage disposal systems within the Building which service the Subleased Premises are in good working order, provided the foregoing statement shall not be construed as any type of warranty by Sublandlord that such systems shall remain in such condition for any duration of time, (ii) the Subleased Premises are free of any hazardous materials and/or toxic substances (including asbestos) in the Building in any concentration that would be reportable (or would require remediation) under any applicable laws, codes, ordinances and regulations, and (iii) the Subleased Premises comply with the ADA.  Sublandlord hereby approves the removal of the existing demising wall within the Subleased Premises by Subtenant, and Sublandlord shall diligently pursue Landlord’s approval thereof contemporaneously with Landlord’s approval of this Sublease.

(b)  Notwithstanding any provisions of the Lease or this Sublease to the contrary, neither Landlord nor Sublandlord shall have any obligations to perform any tenant improvements or to provide Subtenant with any tenant improvement allowance in connection with the Subleased Premises.

(c)  In the event Subtenant desires to make alterations and improvements to the Subleased Premises, Subtenant shall obtain the prior written consent of Sublandlord and Landlord, which consent shall not be unreasonably withheld or delayed by Sublandlord in accordance with the provisions of the Lease.

10.           Estoppel Certificate.  Subtenant agrees, from time to time, upon: (i) not less than five (5) business days prior written request by either Sublandlord or Landlord if such request is made for the benefit of the Landlord, and (ii) not less than ten (10) business days prior written request by Sublandlord if such request is made for the benefit of Sublandlord, to execute, acknowledge and deliver to Sublandlord and/or Landlord a statement in writing, addressed to such party as either Sublandlord or Landlord shall designate in its notice to Subtenant, certifying that this Sublease is unmodified and in full force and effect and that Subtenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Rent, Subtenant’s Share of the Operating Cost Escalation and Subtenant’s Share of the Real Estate Tax Escalation and to perform its other covenants under this Sublease (or, if there have been any modification, that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth and in reasonable detail), the dates to which the Annual Rent, Subtenant’s Share of the Operating Cost Escalation and Subtenant’s Share of the Real Estate Tax Escalation have been paid, a statement that Sublandlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail), and any additional information reasonably requested by either Sublandlord or Landlord, any such statement delivered pursuant to this Section 8 may be relied upon by any prospective purchaser or mortgagee of the Subleased Premises.

11.           Lease.

(a)  Sublandlord represents and warrants to Subtenant that attached hereto as Exhibit B is a true and complete copy of the Lease as of the date of this Sublease including any amendments thereto, that the Lease is in full force and effect, that Sublandlord has not received a notice of default or a notice of termination, and that Sublandlord is not aware of any default by Landlord or Sublandlord under the Lease.  Subtenant represents to Sublandlord that it has read the Lease and understands and accepts the terms and conditions thereof.

(b)  Except as may be inconsistent with the terms hereof, all of the terms, provisions, covenants and conditions contained in the Lease are incorporated herein by reference and are made a part of this Sublease with the same force and effect as if Sublandlord were the Landlord under the Lease and Subtenant were the Tenant thereunder from and after the commencement of the Term, and, in case of any breach of this Sublease by Subtenant, Sublandlord shall have all of the rights and remedies against Subtenant as would be available to Landlord against Tenant under the Lease if such breach were made by the Tenant thereunder.  Further, any references in the Lease to the “Premises” shall mean and be the “Subleased Premises.”

(c)  Subtenant shall not do anything which would cause the Lease to be terminated or forfeited, and Subtenant shall indemnify and hold  harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including without limitation reasonable attorney’s fees), actions and causes of action of any kind whatsoever by reason of any breach or default on the part of Subtenant hereunder by reason of which the Lease may be terminated or forfeited.  If the Lease terminates or is forfeited as a result of a default or breach of Subtenant under this Sublease and/or the

Lease, Subtenant shall be liable to the Sublandlord for the direct damages suffered as a result of such termination; provided, however, Subtenant shall not be liable to Sublandlord for any indirect, special or consequential damages, including business interruption or lost profits.

(d)  Notwithstanding anything contained herein to the contrary, the following provisions of the Lease are excluded from this Sublease, and Subtenant shall have no right or obligation under this Sublease or the Lease to exercise any rights or obligations contained in any of the following provisions of the Lease without the prior written consent of Sublandlord and Landlord (which consent may be granted or withheld for any reason in Sublandlord’s or Landlord’s sole and absolute discretion):

(i)                     The portions of the Section 2.3(a) granting Tenant an option to lease the Covered Spaces;

(ii)                  Section 2.4;

(iii)              Section 2.5;

(iv)              Section 3;

(v)                 Section 4.3;

(vi)             Section 7;

(vii)         Section 13.7;

(ix)                Section 13.9;

(x)                   Section 13.11

(xi)                The second to last sentence of Section 13.12;

(xii)             Section 13.13; and

(xiii)          Section 15.

(e)   This Sublease is separate from and subordinate to the Lease, and Sublandlord shall not be liable for any act or failure to act caused by the default of Landlord under the Lease.

(f)    So long as Subtenant shall not be in default under the terms and conditions of this Sublease, and subject to the terms and conditions of this Sublease, Subtenant shall have all of the rights of Sublandlord under the Lease with respect to the Subleased Premises.

(g)   Notwithstanding anything hereunder to the contrary, the only services or rights to which Subtenant is entitled hereunder are those to which Sublandlord is entitled under the Lease and for all such services and rights Subtenant shall look to Landlord under the Lease, and Sublandlord shall have no obligation to supply any such services or perform any other obligation of Landlord.

(h) Rent shall not abate under this Sublease, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Lease; provided, however, in the event that Sublandlord is entitled to abatement of rent under the Lease pursuant to the provisions thereof, then Subtenant shall be entitled to pro rata share of an abatement of rent due under this Sublease as Sublandlord is entitled to such abatement under the Lease.

(i)    Notwithstanding anything herein to the contrary or any right acquired pursuant hereto, the Subtenant shall not limit, interfere with or restrict in any way Sublandlord’s using or further dividing or subletting to any third party(ies), any of the other space leased by Sublandlord under the Lease, in whole or in part(s); provided that any such use, division or subletting of the Premises shall not adversely effect Subtenant’s use of the Subleased Premises or its rights hereunder.

12.           Assignment and Subletting, Consent to Sublease.

(a)  Except for Permitted Transfers (defined below), Subtenant shall not assign any of its right, title or interest in and to this Sublease or sublet any portion of the Subleased Premises without the prior written consent of Landlord and Sublandlord; such consent shall not be unreasonably withheld, conditioned or delayed.  Any proposed assignment or sublease shall be subject to the assignment and sublease terms and conditions in the Lease.  Further, any profits derived from a sublease, excluding Permitted Transfers, shall be split between Sublandlord and Subtenant on a 50/50 basis after first deducting all reasonable transaction costs.

Notwithstanding any other provision of this Sublease or the Lease, Subtenant may assign its entire interest under this Sublease or sublease all or a portion of the Subleased Premises to an Affiliate (as defined below) with Landlord’s or Sublandlord’s consent (such transfer being a “Permitted Transfer”).  For purposes of this Sublease, “Affiliate” shall mean an entity which controls, is controlled by, or is under common control with, Subtenant, including but not limited to successors to Subtenant by merger, consolidation or sale of all or substantially all of Subtenant or any division of Subtenant which is a separate legal entity. No Permitted Transfer will relieve Subtenant from Subtenant’s obligations and agreements under this Sublease and Subtenant will continue to be liable to the same extent as though no assignment of the Sublease had been made.

(b)   This Sublease shall not be effective until executed and delivered by Sublandlord and Subtenant and consented to by Landlord, which consent shall include a recognition, attornment and nondisturbance agreement reasonably acceptable to Subtenant.  Promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall submit this Sublease to Landlord and shall use reasonable efforts to diligently pursue Landlord’s consent.  Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord in the procurement of the consent.    In the event that Landlord refuses to consent to this Sublease or fails to consent to this Sublease within thirty (30) days from the date of this Sublease, then Subtenant shall have the right, exercisable at any time until Landlord’s consent is obtained, to terminate this Sublease upon written notice to Sublandlord.

13.           Broker.  Each of the parties hereto represents and warrants to the other that it has not dealt with any broker other than Richards Barry Joyce & Partners and CB Richard Ellis in connection with the negotiation and approval of this Sublease.  Sublandlord shall be responsible for any fees or claims for fees payable to or asserted by such broker and each party shall indemnify and hold harmless the other against any claim for brokerage fees based upon facts inconsistent with the foregoing.

14.           Insurance.  Subtenant shall provide insurance amounts of $1 million/ $2 million, and both Sublandlord and Landlord shall be named as additional insureds on all policies required to be carried by Subtenant.  Certificates of Insurance evidencing Subtenant’s insurance coverage shall be deposited with Sublandlord.

15.           Security Deposit.  Subtenant shall not be required to provide a security deposit to Sublandlord.  Subtenant hereby acknowledges and agrees that any and all existing security deposits paid by Sublandlord to the Landlord, pursuant to the Lease, shall remain the property of Sublandlord, and Subtenant hereby waives any right thereto.

16.           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed duly served if and when delivered by hand or by a nationally-recognized overnight delivery service or mailed by registered, certified or express mail, postage prepaid, return receipt requested, and addressed:

If to Sublandlord:	NMS Communications Corporation
100 Crossing Boulevard
Framingham, MA 01702
Attn: CFO

With a copy to:
NMS Communications Corporation
100 Crossing Boulevard
Framingham, MA 01702
Attn: VP & General Counsel

If to Subtenant:	Genzyme Corporation
MetroWest Place
15 Pleasant Street Connector
Framingham, MA 01701
Attention: Henry Fitzgerald
With a copies to:
Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
Attn: Bob Hesslein, Esq.

and:

Edwards Angell Palmer & Dodge
111 Huntington Avenue
Boston, Massachusetts 02199
Attn: Thomas G. Schnorr, Esq

Any person named in this Section 16 may change the address for notices by written notice sent to each of the persons at the addresses as set forth herein.

17.           Severability.  If any provision of this Sublease shall to any extent be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason, the parties agree to amend this Sublease so as to effectuate the original intent of Sublandlord and Subtenant.

18.           Entire Agreement; Amendment.  This Sublease is the entire agreement between the parties relating to the sublease of the Subleased Premises.  This Sublease may not be amended, altered or modified except by instrument in writing and executed by Sublandlord and Subtenant.

19.           Governing Law.  This Sublease shall be given by and construed in accordance with the laws of the Commonwealth of Massachusetts.

20.           Binder and Inure.  This Sublease shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

21.           Additional Provisions.

(a) Signage.  Subtenant shall have the right and Sublandlord shall notify the Landlord to add the Subtenant to a tenant directory in the lobby of the Building described in the Lease.  Sublandlord shall be responsible for any costs relating to the signage provided on the lobby directory as well as the entrance of Subtenant’s suite.  Subtenant will also be entitled at Sublandlord’s expense to affix signage identifying the Subtenant’s corporate name to the glass of the Sublease Premises next to the door to the Subleased Premises, subject to any Landlord approval’s required under the Lease which approval, Sublandlord shall use reasonable efforts diligently obtain.  Further, Subtenant, at Subtenant’s cost, shall have the right to install and remove interior and exterior signage throughout the Term of this Sublease, subject to Sublandlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, and Landlord’s consent, which shall be granted in accordance with the terms of the Lease, and subject to the terms and provisions of the Lease.

(b) Option to Extend.   Notwithstanding any provision to the contrary in the Lease, Subtenant is not granted any options to extend this Sublease.

(c) Notwithstanding any provision to the contrary in the Lease, the Subtenant is contemplating the installation of wiring for telephone or computers, and Subtenant hereby acknowledges and agrees that Subtenant shall be responsible at its own cost for the purchase,  installation and removal of any telephone or computer wiring Subtenant requires for use of the Subleased Premises, provided such removal obligation shall only apply to wiring which Subtenant installs or has installed to the Subleased Premises or Building.  Any wiring installed by or for the Subtenant is subject to the Subtenant complying with all requirements and procedures in the Lease relating to any wiring, including, but not limited to, acquiring all prior written approvals required from the Sublandlord, Landlord and government entities relating thereto. Subtenant will not be required to remove any alterations or improvements made by Sublandlord or to otherwise restore the Subleased Premises or the Premises or remove Sublandlord’s property, fixtures, equipment, installations or improvements from the Subleased Premises or the Premises.  If Sublandlord is required under the Lease to remove any such alterations or improvements or otherwise restore the Subleased Premises, Subtenant shall permit Sublandlord access to the Subleased Premises for a reasonable period of time, subject to such conditions as Subtenant may reasonably impose, for the purpose of evaluating removal of such alterations and improvements and evaluating the restoration of the Subleased Premises as required by the Lease.

(d) Key Cards.  The Subtenant shall provide to the Sublandlord the names and any other information indicated by Sublandlord as necessary for including into its electronic key card system employees and other personnel, which Subtenant desires to give electronic access to the Subleased Premises.  The Sublandlord shall include the information in the key card system used by the Sublandlord for purposes of accessing the Subleased Premises, provided Sublandlord shall not be obligated to issue any more than thirty (30) cards at any given time  The Sublandlord makes no express or implied representations or warranties regarding the key card system, and the Subtenant hereby acknowledges and agrees that the system and related use is being provided on an “AS-IS” basis solely as a courtesy to Subtenant.  Subtenant shall have the right to notify Sublandlord to remove Sublandlord’s electronic key card system at any time during the Term of the Sublease.  Upon receipt of notice from Subtenant regarding the removal of the electronic key card system, Sublandlord shall remove the electronic key card system in a reasonable amount of time.  Subtenant shall have the right to install, in a good and workmanlike manner and at Subtenant’s sole cost and expense, and use a security and access system of Subtenant’s choosing.  Notwithstanding any of the foregoing, Subtenant is, and shall at all times remain, solely responsible for the security of the Subleased Premises and any personnel, information, equipment or property therein.  In no event shall any of the foregoing be construed as Sublandlord’s assuming any responsibility or liability for any security of the Subleased Premises or any personnel, information, equipment or property therein.  The Subtenant hereby agrees that the Subtenant shall be solely responsible for any abuse or misuse of the key card system by any of Subtenant’s employees or personnel or former employees or personnel.  Although under no obligation to do so, the Sublandlord hereby reserves the right in its sole discretion to, at any time upon five (5) days notice, replace the key card system(s) described herein with any other key card system.

(e) Security System.  Subtenant shall have the right to provide and install, in a good and workmanlike manner and at Subtenant’s sole cost and expense, a security system in the Subleased Premises, including but not limited to, security officer coverage and system components of Subtenant’s choosing, including but not limited to, electronic door strikes, door contacts, exit sensors, card readers (which may be mounted immediately outside the Sublease Premises in the common areas) for Subtenant’s exclusive use, motion detectors, glass break detectors and other similar security systems and methods to protect the Subleased Premises in accordance with Subtenant’s corporate security standards; provided, however, that card readers in the common areas shall not interfere with the other tenant’s use of access rights to their respective premises and to the common areas.

(f)  Entry to the Subleased Premises.  Notwithstanding anything to the contrary in the Lease or this Sublease, Sublandlord and Landlord shall have the right to enter the Subleased Premises only: (i) after reasonable prior written notice to Subtenant, (ii) at times reasonably acceptable to Subtenant, and (iii) with the accompaniment of Subtenant or its agent.  Notwithstanding the foregoing, in the case of an emergency, Sublandlord and Landlord shall use reasonable efforts to promptly notify Subtenant of any entry onto the Subleased Premises.  In light of the confidential materials Subtenant intends to maintain at the Subleased Premises, Landlord and Sublandlord shall keep confidential the materials and information Subtenant maintains at the Subleased Premises.

(g)  Parking.  Subtenant shall have the right, appurtenant to the Subleased Premises, and Sublandlord hereby grants to Subtenant the right to use thirty (30) parking spaces in the Leasehold Parking Area (as defined in the Lease), pursuant to and subject to the terms and conditions of the Lease.

(h)  Consents.  Sublandlord shall use reasonable efforts and cooperate with Subtenant in obtaining Landlord’s consent when required pursuant to this Sublease or the Lease.  When Sublandlord’s consent is required under the terms of this Sublease, Sublandlord shall not unreasonably withhold, condition or delay its consent.

(i)   If Sublandlord shall at any time default in the performance of any obligation under the Sublease, Subtenant shall have the right, but shall not be obligated, to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Subtenant may be made in this Sublease.  Prior to Subtenant’s performing such obligation of the Sublandlord, Subtenant shall provide Sublandlord notice in accordance with Section 16 of this Sublease and provide Sublandlord a reasonable opportunity to perform such obligation.  In performing such obligation, Subtenant may make any payment of money or perform any other act.  Subtenant shall be entitled to an immediate credit against the rent and other charges payable hereunder in an amount equal to the costs and expenses incurred by Subtenant in rectifying Sublandlord’s defaults as aforesaid (or, in the case of Sublandlord’s failure to make any required payments under the Lease, the amount of any such due and unpaid sum).  Subtenant may exercise the foregoing rights without waiving any other of its rights or releasing Sublandlord from any of its obligations under this Sublease.

EXECUTED as a Massachusetts instrument under seal as of the date first herein above set forth.

SUBLANDLORD:
NMS COMMUNICATIONS CORPORATION
By:	/s/ Herbert Shumway
Name:	Herbert Shumway
Title:	Chief Financial Officer

SUBTENANT

GENZYME CORPORATION

By:	/s/ Mike Wyzga
Name:	Mike Wyzaga
Title:	Executive Vice President, Chief Financial Officer

EXHIBITS:

Exhibit A -                                        Floor Plans of the Subleased Premises

Exhibit B -                                          Lease

Exhibit C-                                             Furniture/Equipment Inventory